EXHIBIT 99.1

DATE: February 7, 2005

FROM:	FOR:
The Carideo Group, Inc.	Commercial Vehicle Group, Inc.
1250 One Financial Plaza	6530 West Campus Oval
120 South Sixth Street	New Albany, Ohio 43054
Minneapolis, Minnesota 55415

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS
FOURTH QUARTER 2004 RESULTS

     NEW ALBANY, OHIO, February 7 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $101.3 million for the fourth quarter ended December 31, 2004, up 30 percent compared to $78.1 million in the prior-year period. Operating income for the fourth quarter was $12.5 million, a 67 percent increase, compared to $7.5 million last year. Net income for the quarter was $5.9 million, or $0.32 per diluted share, compared to $1.4 million, or $0.10 per diluted share, in the prior-year quarter.

     “We are very pleased with our fourth quarter and full year results given the increase in production levels in the markets we serve and the steel cost impacts we have seen this year,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “I believe this to be indicative of our ability to capitalize on our strengths as a management team and as a company. Despite the impact of steel and petroleum-related pricing, we were able to hit our projected earnings through our continuous improvement efforts and clear focus on cost controls throughout the organization.”

     Revenue for the quarter compared to the prior year increased $23.2 million, due to the increase in North American production, new business awards and higher OEM sales in the European and Asian seating markets.

     A conference call to review fourth-quarter results is scheduled for Tuesday, February 8, 2005 at 9:00 a.m. EST. Interested participants may listen to the live conference call by dialing (412) 858-4600 and ask for the Commercial Vehicle Group conference call. A recording of this call also will be available until 1:00 a.m. EST on Wednesday, February 16 by dialing (877) 344-7529, passcode 365326.

About Commercial Vehicle Group, Inc.

     Commercial Vehicle Group is a leading supplier of interior systems, vision safety solutions and other cab-related products for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and other specialized transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry and floor systems, mirrors, wiper systems, controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

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Commercial Vehicle Group, Inc.
February 7, 2005

Forward-Looking Statements

     This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; and (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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Commercial Vehicle Group, Inc.
February 7, 2005

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

REVENUES	$101,252	$78,081	$380,445	$287,579

COST OF SALES	81,074	63,774	309,696	237,884

Gross Profit	20,178	14,307	70,749	49,695

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,703	6,761	28,985	24,281

NONCASH OPTION ISSUANCE CHARGE	—	—	10,125	—

AMORTIZATION EXPENSE	22	46	107	185

Operating Income	12,453	7,500	31,532	25,229

OTHER (INCOME) EXPENSE	1,286	2,073	(1,247)	3,230

INTEREST EXPENSE	1,306	2,150	7,244	9,796

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	1,605	2,972

Income before income taxes	9,861	3,277	23,930	9,231

PROVISION FOR INCOME TAXES	3,930	1,870	6,481	5,267

Net Income	$5,931	$1,407	$17,449	$3,964

BASIC SHARES OUTSTANDING	17,987	13,779	15,429	13,779

BASIC EARNINGS PER SHARE	$0.33	$0.10	$1.13	$0.29

DILUTED SHARES OUTSTANDING	18,321	13,883	15,623	13,883

DILUTED EARNINGS PER SHARE	$0.32	$0.10	$1.12	$0.29

DEPRECIATION	$1,718	$1,916	$7,459	$7,921

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Commercial Vehicle Group, Inc.
February 7, 2005

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,396	$3,486
Accounts receivable — net	46,267	40,211
Inventories	36,936	29,667
Prepaid expenses and other current assets	6,081	3,754
Deferred income taxes	8,201	5,995

Total current assets	98,881	83,113
PROPERTY, PLANT AND EQUIPMENT — Net	32,965	33,492
GOODWILL	84,715	82,872
DEFERRED INCOME TAXES	5,901	9,011
OTHER ASSETS — Net	3,176	2,007

	$225,638	$210,495

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$7,315	$15,231
Accounts payable	33,846	23,310
Accrued liabilities	18,424	16,356

Total current liabilities	59,585	54,897

LONG-TERM DEBT — Net	46,610	101,204
SUBORDINATED DEBT DUE TO RELATED PARTIES	—	11,039
OTHER LONG-TERM LIABILITIES	8,397	8,549

Total liabilities	114,592	175,689
STOCKHOLDERS’ INVESTMENT:
Common stock,	180	138
Additional paid-in capital	123,660	76,803
Accumulated deficit	(15,454)	(43,028)
Stock subscriptions receivable	(175)	(430)
Accumulated other comprehensive income	2,835	1,323

Total stockholders’ investment	111,046	34,806

	$225,638	$210,495

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